Exhibit 10.2
CHANGE OF CONTROL AGREEMENT
     THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made and entered into effective as of December 23, 2008 (the “Effective Date”), by and between Dylan Taylor, an individual having an address at 47 Amarath Drive, Littleton, CO 80127 (“Executive”) and Grubb & Ellis Company, a Delaware corporation having an address at 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705 (the “Company”).
R E C I T A L S
     WHEREAS, Executive is a key executive of the Company or a Subsidiary and an integral part of its management and the Company recognizes that the possibility of a Change of Control (as defined below) of the Company may result in the departure or distraction of management to the detriment of the Company and its shareholders and wishes to modify and restate the agreement previously applicable under such circumstance; and
     WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company and other good and valuable consideration, the parties agree as follows:
     1. Definitions.
          (a) “Affiliate” shall have the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended.
          (b) A termination of Executive shall be for “Cause” in the event (i) of Executive’s willful and repeated refusal, to materially perform his duties with reasonable diligence, or to follow a lawful directive of the Company, (ii) Executive’s commission of an act involving fraud, embezzlement, or theft against the property or personnel of the Company, (iii) Executive’s engagement in gross reckless conduct that will have a material adverse affect on the reputation, business, assets, properties, results of operations or financial condition of the Company, (iv) Executive shall be convicted of a felony or shall plead nolo contendere in respect thereof, or (v) Executive engages in any other criminal conduct or act of moral turpitude that is materially injurious to the business or reputation of the Company. As used in this definition, the Company includes the Company’s subsidiaries and affiliates.
          (c) “Change of Control” shall mean and shall occur upon: (i) the acquisition by any person, entity or group (other than a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the Company) in one or more transactions, of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 50% or more of the Voting Stock of the Company; (ii) the completion by any person, entity or group (other than a Current Investor, an Affiliate of a Current Investor, the Company or an

Affiliate of the Company) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; (iii) the effective time of (1) a merger or consolidation of the Company with one or more corporations (other than a corporation or corporations in which at least 50% the Voting Stock is beneficially owned by a Current Investor or an Affiliate of a Current Investor) as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation directly or indirectly hold less than 50% of the Voting Stock of the surviving or resulting corporation or (2) a transfer of all or substantially all of the property or assets of the Company (other than to an entity in which a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the Company owns at least 50% of the Voting Stock); (iv) individuals who constitute the Board as of the Effective Date (the "Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board (provided, however, that any individual becoming a director subsequent to such date whose appointment or election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding for this purpose any such individual whose initial election or appointment to the Board occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board); or (v) a complete liquidation of the Company.
          (d) “Current Investor” shall mean any stockholder of the Company, who or that, as of the Grant Date, either alone or together with their or its Affiliates beneficially owns 20% or more of the outstanding Voting Stock of the Company.
          (e) “Good Reason” shall mean: (i) Executive is required to permanently relocate from the Denver, Colorado metropolitan area; (ii) a reduction in Executive’s Base Salary as then currently in effect; or (iii) a material reduction in Executive’s duties and responsibilities.
          (f) “Incapacity” shall happen when Executive becomes incapacitated to the extent that Executive is unable to perform Executive’s duties for a period of more than one hundred twenty (120) days in any twelve (12) month period by reason of illness, disability or other incapacity.
          (g) “Voting Stock” shall mean the outstanding capital stock or equity interests of any entity that are entitled to vote for the election of directors of such entity.
     2. Termination Pursuant to Change of Control. In the event that subsequent to the Effective Date (a) Executive is terminated by the Company without Cause, or Executive terminates his employment with the Company for “Good Reason”, within six (6) months after a Change in Control, or (b) Executive is terminated by the Company without Cause, or Executive terminates his employment with the Company for Good Reason, three (3) months prior to a Change in Control and in connection with or contemplation of a Change in Control by the Company, Executive shall be entitled to receive: (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, (ii) two (2) times the Executive’s then base salary, payable in accordance with the Company’s customary payroll practices over a twelve (12) month period, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (iii) one (1) time the Executive’s target annual cash bonus for the year during which the termination event took place, payable in cash, on the next immediately following date when similar annual bonus compensation is paid to other executive officers of the Company (but in no event later than March 15th of the calendar year following the calendar year to which such bonus payment relates), and (iv) all then unvested restricted shares of the Company’s common stock, par value $.01 per share, issued to Executive shall automatically vest. The Company’s payment of any amounts to Executive upon the termination of Executive’s employment without Cause or for Good Reason is expressly subject to and contingent upon Executive executing and delivering to the Company at the time of such termination a general release of claims in a form acceptable to the Company.
     3. Duration. The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied.
     4. Successors and Assigns. This Agreement and each party’s obligations hereunder shall be binding on the representatives, assigns, and successors of such party and shall inure to the benefit of the assigns and successors of such party; provided, however, that the rights and obligations of Recipient hereunder are not assignable.
     5. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of California without giving reference to principles of conflict of laws, and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts situated in the State of California, Orange County.
     6. Continued Employment. This Agreement shall not give Executive any right of continued employment or any right to compensation or benefits from the Company or any of its subsidiaries except the right specifically stated herein to certain severance and other benefits, and shall not limit the Company’s (or a subsidiary’s) right to change the terms of or to terminate Executive“s employment, with or without Cause, at any time, except as may be otherwise provided in a written employment agreement between the Company (or a subsidiary) and Executive.
     7. Counterparts. This Agreement may be executed in one or more original, facsimile or electronic counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     8. Entire Agreement. This Agreement expresses the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous proposals, agreements, representations and understandings, whether written or oral, with respect to the subject matter.
     9. No Assignment. Executive may not assign this Agreement or any interest herein without Disclosing Party’s express prior written consent.
     10. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

     11. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party at its address set forth above, by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.
     12. No Implied Waiver. Either party’s failure to insist in any one or more instances upon strict performance by the other party of any of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.
     13. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GRUBB & ELLIS COMPANY
By:
Name:
Title:

DYLAN TAYLOR